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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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LPL Investment Holdings Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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                        One Beacon Street
                        Boston, MA 02108-3106
                        April 28, 2010

Dear Stockholders:

        On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2010 Annual Meeting of Stockholders of LPL Investment Holdings Inc. The meeting will be held on Wednesday, June 9, 2010, at 10:00 a.m., Eastern Standard Time at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts. Holders of record of our common stock as of April 26, 2010 are entitled to notice of and to vote at the 2010 Annual Meeting.

        The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.

        We are pleased to be furnishing these materials to our stockholders via the Internet. We believe this approach will allow us to provide you with the information you need while expediting your receipt of these materials, lowering our costs of delivery, and reducing the environmental impact of our annual meeting. If you would like us to send you printed copies of our proxy statement and accompanying materials, we will be happy to do so at no charge upon your request. For more information, please refer to the Notice of Internet Availability of Proxy Materials that we mailed to you on or about April 28, 2010.

        You are welcome to attend the meeting. However, even if you plan to attend, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy by Internet or telephone, as described in the following materials, or if you request printed copies of these materials, by completing and signing the proxy card enclosed therein and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy, you may do so automatically by voting in person at the meeting.

        Thank you for your continued support of LPL Investment Holdings Inc.

Sincerely,

Mark S. Casady Chairman and Chief Executive Officer

LPL INVESTMENT HOLDINGS INC.
One Beacon Street
Boston, Massachusetts 02108
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        Notice is hereby given that the Annual Meeting of Stockholders of LPL Investment Holdings Inc. will be held on Wednesday, June 9, 2010, at 10:00 a.m., Eastern Standard Time, at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110.

        The purpose of the meeting is to:

  1.
  Elect nine directors to the Board of Directors of LPL Investment Holdings Inc.,

  2.
  Ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm,

  3.
  Approve the LPL Investment Holdings Inc. and Affiliates Corporate Executive Bonus Plan, and

  4.
  Consider and act upon any other business properly coming before the Annual Meeting and at any adjournment or postponement thereof.

        Only stockholders of record at the close of business on April 26, 2010, will be entitled to vote at this annual meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the annual meeting is set forth in the Proxy Statement accompanying this Notice.

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE FOLLOWING MATERIALS. YOU MAY VOTE YOUR SHARES AND SUBMIT A PROXY BY USING THE INTERNET OR TELEPHONE AS DESCRIBED HEREIN OR ON YOUR PROXY CARD.

By Order of the Board of Directors,

Stephanie L. Brown Secretary
Boston, Massachusetts April 28, 2010

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2010:

        THIS PROXY STATEMENT AND LPL INVESTMENT HOLDINGS INC.'S 2009 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.LPL.COM. ADDITIONALLY, AND IN ACCORDANCE WITH SEC RULES, YOU MAY ACCESS THESE MATERIALS ON THE WEBSITE INDICATED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT YOU HAVE RECEIVED FROM BNY MELLON SHAREOWNER SERVICES.

GENERAL INFORMATION	1
PROPOSAL 1: ELECTION OF DIRECTORS	3
INFORMATION REGARDING BOARD AND COMMITTEE STRUCTURE	8
BOARD OF DIRECTOR COMPENSATION	10
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	11
REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS	11
COMPENSATION DISCUSSION AND ANALYSIS	12
COMPENSATION OF EXECUTIVE OFFICERS	15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	24
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	26
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	28
PROPOSAL 3: TO APPROVE THE LPL INVESTMENT HOLDINGS INC. AND AFFILIATES CORPORATE EXECUTIVE BONUS PLAN	29
STOCKHOLDER PROPOSALS AND OTHER MATTERS	31
OTHER INFORMATION	31

LPL INVESTMENT HOLDINGS INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Introduction

        This proxy statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished to the holders of common stock, $0.001 par value ("Common Stock"), of LPL Investment Holdings Inc., a Delaware corporation (the "Company") in connection with the solicitation of proxies on behalf of our Board of Directors for use at the 2010 Annual Meeting of Stockholders (the "Annual Meeting") and any adjournment thereof. The Annual Meeting will be held on Wednesday, June 9, 2010 at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110 at 10:00 a.m., Eastern Standard Time.

        On or about April 28, 2010, a Notice of Internet Availability of Proxy Materials (the "Notice") was mailed to stockholders of record at the close of business on April 26, 2010 (the "record date"). We are furnishing our proxy materials to our stockholders on the Internet in lieu of mailing a printed copy of our proxy materials to each stockholder of record. You will not receive a printed copy of our proxy materials unless you request one. The Notice instructs you as to how you may access and review on the Internet all of the important information contained in the proxy materials or request a printed copy of those materials. The Notice also instructs you as to how you may vote your proxy.

Record Date, Shares Outstanding, and Quorum

        On April 26, 2010, the record date for the Annual Meeting, there were 94,247,974.90 issued and outstanding shares of Common Stock. Only stockholders of record at the close of business on the record date will be entitled to vote at the meeting. The presence in person or by proxy of a majority of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Each share of Common Stock is entitled to one vote.

Voting Proxies

        Shares of Common Stock represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the instructions specified in the proxies. If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR the election as directors of the nominees named in this proxy statement, FOR the ratification of the selection for Deloitte & Touche LLP as our independent registered public accounting firm, and FOR the approval of the LPL Investment Holdings Inc. and Affiliates Corporate Executive Bonus Plan.

        Our management and Board of Directors know of no other matters to be brought before the meeting. If other matters are properly presented to the stockholders for action at the meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in the proxy card to vote in their discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

Revocation of Proxies

        If you submit a proxy, you are entitled to revoke your proxy at any time before it is exercised by attending the Annual Meeting and voting in person, by filing a duly executed proxy bearing a later date, or by sending written notice of revocation to our Corporate Secretary at LPL Investment Holdings Inc., One Beacon Street, Boston, MA 02108. Whether or not you plan to be present at the annual meeting, we encourage you to vote your proxy by telephone or via the Internet by following the instructions provided in this proxy statement or on the proxy card. If you request a printed copy of these materials, you may also provide your proxy by signing the proxy card enclosed therein and returning it in the envelope that will be provided with the printed materials.

Solicitation of Proxies

        The Board of Directors of LPL Investment Holdings Inc. is soliciting proxies.    We have hired BNY Mellon Shareholder Services to assist in the solicitation of proxies at a cost of approximately $15,000 plus out-of-pocket expenses. We will bear the entire cost of proxy solicitation. Stockholders who elect to vote over the Internet may incur costs such as telecommunication and Internet access charges for which the stockholder is solely responsible. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Standard Time on June 8, 2010.

Access to Corporate Documents

        Stockholders may receive a copy of our 2009 Annual Report on Form 10-K or copies of our Audit Committee charter, Compensation and Human Resources Committee Charter, and Code of Ethics, free of charge, by writing to us at the following address:

LPL Investment Holdings Inc.
One Beacon Street
Boston, MA 02108

PROPOSAL 1: ELECTION OF DIRECTORS

        Our Board of Directors presently consists of eight independent directors and one affiliated director. All of the present members of the Board of Directors have been proposed for re-election.

        The nine directors to be elected are to hold office until the Annual Meeting of Stockholders in 2011 and until their respective successors shall have been elected.

        Nominations to our Board of Directors are governed by our bylaws and our Stockholders Agreement, dated December 28, 2005, as amended ("Stockholders Agreement"), by and among the Company, LPL Holdings, Inc., Hellman & Friedman Capital Partners V, L.P., Hellman & Friedman Capital Partners V (Parallel), L.P., Hellman & Friedman Capital Associates V, L.P., TPG Partners IV, L.P. and the other individual holders party thereto. Hellman & Friedman Capital Partners V, L.P., Hellman & Friedman Capital Partners V (Parallel), L.P. and Hellman & Friedman Capital Associates V, L.P. shall together be referred to as "H&F." TPG Partners IV, L.P. shall be referred to as "TPG."

        The Stockholders Agreement provides that so long as certain ownership thresholds have been met, our stockholders who are party to the Stockholders Agreement shall vote to cause the Board of Directors to consist at least of (i) two individuals designated by H&F, (ii) two individuals designated by TPG, (iii) Mark S. Casady, so long as Mr. Casady is chief executive officer of the Company, and (iv) one independent director designated by H&F and TPG, after consultation with Mr. Casady. We currently have three Board seats in addition to those prescribed by the Stockholders Agreement.

        Each of the nominees has consented to serve if elected. If any nominee should be unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote in accordance with their judgment, but in no event will proxies be voted for more than nine nominees for director. We know of no reason why the nominees would not be able to serve if elected.

        In accordance with our bylaws, the nominees for director receiving the highest number of votes cast in person or by proxy at the annual meeting (also referred to as a plurality of the votes cast) will be elected. If you mark your proxy to withhold your vote for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee. Shares that abstain from voting as to this proposal will not be counted in the voting.

Director Qualifications and Experience

        We seek a Board that, as a whole, possesses the experiences, skills, backgrounds, and qualifications appropriate to function effectively in light of the Company's current and evolving business circumstances. The Board of Directors seeks directors with established records of significant accomplishment in business and areas relevant to our strategies. We seek individuals with integrity, independence of thought and judgment, energy, forthrightness, analytical skills, and a commitment to the Company and the interests of all stockholders. We believe that all of our director nominees share these characteristics.

        Although we do not have a separate policy regarding diversity, our goal is a balanced and diverse Board, with members whose skills, background and experience are complimentary and, together, cover the spectrum of areas that impact our business. The Board of Directors believes that the current composition of the Board reflects a group of highly talented individuals with diverse skills, background, professional and industry experience, and other personal qualities and attributes best suited to perform oversight responsibilities for the Company and its stockholders.

        The following pages contain biographical and other information about our director nominees. Following each nominee's biographical information is information concerning the particular experience, qualifications, attributes, and/or skills that led the Board of Directors to determine that each nominee should serve as a director.

Mark S. Casady, Director and Chairman of the Board since 2005

        Mr. Casady, 49, is chairman of the board of directors and chief executive officer of LPL Investment Holdings Inc. He joined us in May 2002 as chief operating officer, became our president in April 2003, and became our chief executive officer, president and chairman in December 2005. Before joining the firm, Mr. Casady was managing director, mutual fund group for Deutsche Asset Management, Americas—formerly Scudder Investments. He joined Scudder in 1994 and held roles as managing director—Americas; head of global mutual fund group and head of defined contribution services. He was also a member of the Scudder, Stevens and Clark Board of Directors and Management Committee. He is former chairman and a current board member of the Insured Retirement Institute and serves on the Financial Industry Regulatory Authority board of governors. Mr. Casady received his B.S. from Indiana University and his M.B.A. from DePaul University.

        Mr. Casady's pertinent experience, qualifications, attributes and skills include his:

  •
  unique perspective and insights into our operations as our current chairman and chief executive officer, including knowledge of our business relationships, competitive and financial positioning, senior leadership, and strategic opportunities and challenges;

  •
  operating, business, and management experience as chief executive officer; and

  •
  expertise in the financial industry, underscored by his current role as a member of the board of governors of the Financial Industry Regulatory Authority and a member of the board of the Insured Retirement Institute.

Richard W. Boyce, Director since 2009

        Mr. Boyce, 56, is a partner at TPG, one of the largest global investment partnerships, owning 50 companies with over $125 billion in revenue. He founded and leads TPG's Operating Group, which drives performance improvement across all the TPG companies. In his first role with TPG, he served as the chief executive officer of J. Crew Group, Inc., from 1997-1999, and as a board member from 1997-2006. He became chairman of Burger King Corporation in 2002 and serves on that board today. Prior to joining TPG, Mr. Boyce was employed by PepsiCo. Inc. from 1992 to 1997, including as senior vice president of operations for Pepsi-Cola North America. He has previously served on the boards of directors of several other TPG companies, including Del Monte Foods, ON Semiconductor, and Gate Gourmet. Mr. Boyce received a B.S.E. from Princeton University and received his M.B.A from the Stanford Graduate School of Business.

        Mr. Boyce's pertinent experience, qualifications, attributes and skills include his:

  •
  high level of financial, operating and management experience, gained through his roles as chief executive officer of J. Crew Group, Inc. and as chairman of the board of directors of Burger King Corporation;

  •
  high level of financial literacy gained through his investment experience as a partner at TPG; and

  •
  knowledge and experience gained through service on the board of public companies.

John J. Brennan, Director since 2010

        Mr. Brennan, 55, is chairman emeritus and senior advisor of The Vanguard Group, Inc. Mr. Brennan joined Vanguard in July 1982. He was elected president in 1989, served as chief executive officer from 1996 to 2008 and chairman of the board from 1998 to 2009. Mr. Brennan is chairman of the Financial Accounting Foundation; a governor of the Financial Industry Regulatory Authority; a director of the United Way of Southeastern Pennsylvania; a trustee of the University of Notre Dame and King Abdullah University of Science and Technology. He graduated from Dartmouth College and received his M.B.A. from the Harvard Business School. He has received honorary degrees from Curry College and Drexel University.

        Mr. Brennan's pertinent experience, qualifications, attributes and skills include his:

  •
  high level of financial literacy and operating and management experience, gained through his roles as chief executive officer and as chairman of the board of directors of The Vanguard Group, Inc. and through his service with the Financial Accounting Foundation; and

  •
  expertise in the financial industry, underscored by his current role as a member of the board of governors of the Financial Industry Regulatory Authority.

James S. Putnam, Director and Vice Chairman of the Board since 2005

        Mr. Putnam, 56, has been chief executive officer of Global Portfolio Advisors ("GPA") since 2004. He has served on the board of directors of GPA since 1998, and has been director and vice chairman since December 2005. Prior to his tenure with GPA, Mr. Putnam was employed by LPL Financial beginning in 1983 where he held several positions, culminating in managing director of national sales, responsible for branch development, recruitment, retention, and management of LPL Financial advisors. He was also responsible for marketing and all product sales. Mr. Putnam began his securities career as a retail representative with Dean Witter Reynolds in 1979. Mr. Putnam holds a degree in from Western Illinois University.

        Mr. Putnam's pertinent experience, qualifications, attributes and skills include his:

  •
  unique current and historical perspective and insights into our operations as our current Vice Chairman and LPL Financial's former managing director of national sales;

  •
  operating, business, and management experience as a current chief executive officer; and

  •
  expertise in the financial industry and deep familiarity with our financial advisors.

Erik D. Ragatz, Director since 2009

        Mr. Ragatz, 37, is a managing director at Hellman & Friedman. His primary areas of focus are the energy/industrials, financial services, and healthcare industries. He is a director of Sheridan Holdings, Inc. and Goodman Global, Inc., where he serves as chairman of the board. Mr. Ragatz was formerly a Director of Texas Genco LLC. He was also active in Hellman & Friedman's investments in Arch Capital Group Ltd., Digitas, Inc., Gaztransport et Technigaz S.A.S., and Nasdaq Stock Market LLC. Prior to joining Hellman & Friedman in 2001, Mr. Ragatz was employed by Bain Capital in Boston and Sydney, Australia. Previously he worked as a management consultant for Bain & Company in San Francisco. Mr. Ragatz graduated from Stanford University where he was elected to Phi Beta Kappa. He earned an M.B.A. from the Stanford Graduate School of Business.

        Mr. Ragatz's pertinent experience, qualifications, attributes and skills include his:

  •
  high level of financial literacy gained through his investment experience as a managing director at Hellman & Friedman LLC; and

  •
  experience on other company boards and board committees, including his role as chairman of the board at Goodman Global, Inc.

James S. Riepe, Director since 2008

        Mr. Riepe, 66, is a senior advisor and retired vice chairman of the board of directors of T. Rowe Price Group, Inc., where he worked for nearly 25 years. Previously, he served on the firm's management committee; oversaw the firm's mutual fund activities; and served as chairman of the T. Rowe Price Mutual Funds. He served as chairman of the board of governors of the Investment Company Institute and was a member of the board of governors of the National Association of Securities Dealers (now FINRA) and chaired its Investment Companies Committee. Mr. Riepe is a member of the board of directors of The NASDAQ OMX Group, Genworth Financial, UTI Asset Management Company of India, and the Baltimore Equitable Society. He also served as chairman of the board of trustees of the University of Pennsylvania from which he earned a B.S. and an M.B.A.

        Mr. Riepe's pertinent experience, qualifications, attributes and skills include his:

  •
  high level of financial literacy and operating and management experience, gained through his executive management positions and role as chairman of the board of directors of T. Rowe Price Group, Inc.;

  •
  expertise in the financial industry, underscored by his 35 years of experience in investment management and his prior roles as a member of the board of governors of the Financial Industry Regulatory Authority and as chairman of the board of governors of the Investment Company Institute; and

  •
  knowledge and experience gained through service on the board of public companies.

Richard P. Schifter, Director since 2005

        Mr. Schifter, 57, Schifter has been a partner at TPG since 1994. Prior to joining TPG, Mr. Schifter was a partner at the law firm of Arnold & Porter in Washington, D.C., where he specialized in bankruptcy law and corporate restructuring. He joined Arnold & Porter in 1979 and was a partner from 1986 through 1994. Mr. Schifter currently serves on the boards of directors of Republic Airways, Bristol Group, Ariel Reinsurance Company Ltd., EverBank Financial Corp., and Youth, I.N.C. (Improving Non-profits for Children) and on the board of overseers of the University of Pennsylvania Law School. Mr. Schifter received a B.A. from George Washington University and graduated from the University of Pennsylvania Law School.

        Mr. Schifter's pertinent experience, qualifications, attributes and skills include his:

  •
  high level of financial literacy gained through his investment experience as a partner at TPG;

  •
  experience on other company boards and board committees; and

  •
  nearly 15 years of experience as a corporate attorney with an internationally-recognized law firm.

Jeffrey E. Stiefler, Director since 2006

        Mr. Stiefler, 63, serves as a venture partner for Emergence Capital Partners, as chairman of Touch Commerce and Logic Source, and as a director of Verifone and Taleo. Previously, he was chairman, CEO, and president of Digital Insight from 2003 through 2007. From 1995 to 2003, Mr. Stiefler served as an advisor to two private equity firms, McCown DeLeeuw and Company and North Castle Partners. He also served as vice-chairman of Walker Digital Corporation and was a director of Education Lending Group. Prior to 1995, Mr. Stiefler was president and a director of American Express Company and president and CEO of IDS Financial Services Corporation (which became American Express Financial Advisors and then Ameriprise). Previously, he held leadership positions with Citicorp and Boise Cascade Corporation. Mr. Stiefler served as director or trustee of a number of philanthropic institutions, including The Salk Institute, Minnesota Business Partnership, Minneapolis Symphony, and Carlson School of Management. He received his B.A. from Williams College and M.B.A. from the Harvard Business School.

        Mr. Stiefler's pertinent experience, qualifications, attributes and skills include his:

  •
  high level of financial literacy and operating and management experience, gained through his roles as chief executive officer, advisor, and director of various corporations; and

  •
  expertise in the financial industry, underscored by his experience as president and director of American Express Company and president and chief executive officer of IDS Financial Services Corporation.

Allen R. Thorpe, Director since 2005

        Mr. Thorpe, 39, is a managing director of Hellman & Friedman and leads the firm's New York office. His primary areas of focus are financial services and healthcare. He is a director of Emdeon Business Services, Sheridan Holdings, Inc, and Mondrian Investment Partners Limited, and is a member of the advisory board of Grosvenor Capital Management Holdings, LLLP. He is also active in the firm's investment in Artisan Partners Limited Partnership. He was formerly a director of portfolio companies Gartmore Investment Management Limited, Mitchell International, Vertafore Inc., and Activant Solutions, Inc. Prior to joining the firm in 1999, Mr. Thorpe was a vice president with Pacific Equity Partners and a manager at Bain & Company. Mr. Thorpe graduated from Stanford University and earned an M.B.A. from the Harvard Business School where he was a Baker Scholar.

        Mr. Thorpe's pertinent experience, qualifications, attributes and skills include his:

  •
  high level of financial literacy gained through his investment experience as a managing director at Hellman & Friedman LLC; and

  •
  knowledge and experience gained through service on the boards of other companies including those in the financial services sector.

        In the vote on the election of the director nominees, stockholders may:

  •
  Vote FOR all nominees;

  •
  WITHHOLD votes for all nominees; or

  •
  WITHHOLD votes as to specific nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS.

INFORMATION REGARDING BOARD AND COMMITTEE STRUCTURE

        The Board of Directors is the ultimate decision making body of the Company except with respect to those matters reserved by law or the bylaws of the Company to the stockholders. The Board is responsible for selection of the chief executive officer, providing oversight responsibility and direction to management, and evaluating the performance of management on behalf of the stockholders.

        During 2009, the Board held five meetings, of which one was held by conference call. All directors attended at least 75% of the aggregate of (a) the total number of meetings of the Board during fiscal 2009 and (b) the total number of meetings held by all committees of the Board on which the director served during fiscal 2009.

Corporate Governance, Committee Charters, and Code of Ethics

        Our Board of Directors has adopted charters of each of the Board's committees as described below. We have adopted a Code of Ethics that applies to, among others, our principal executive officer, principal financial officer, and principal account officer or controller, or persons performing similar functions. Copies of our committee charters and our Code of Ethics are available, free of charge, by writing to us at the following address:

LPL Investment Holdings Inc.
One Beacon Street
Boston, MA 02108

Director Independence

        Except for Mr. Casady, who is currently employed by us, all of our directors are independent under the listing standards of the New York Stock Exchange.

Leadership Structure of the Board of Directors

        The Board does not have a fixed policy regarding the separation of the offices of chairman of the Board and chief executive officer and believes that it should maintain the flexibility to select the chairman of the Board and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. At this time, the offices of the chairman of the Board and the chief executive officer are combined, with Mr. Casady serving as chairman and CEO. He has served in this role since December 2005. With 28 years of experience in the financial services industry, including eight years with us, Mr. Casady has the knowledge, expertise, and experience to understand the opportunities and challenges facing us, as well as the leadership and management skills to promote and execute our values and strategy, particularly during the current difficult economic environment. The Board believes that combining the Chairman and CEO positions is the right corporate governance structure for us at this time because it most effectively utilizes Mr. Casady's extensive experience and knowledge with respect to us and our industry.

        Each of the committees of our Board is chaired by an independent director. At the present time, our Board of Directors has not appointed a Lead Director.

        We do not have a specific policy regarding director attendance at our annual meeting of stockholders.

Board Committees

        The current standing Committees of the Board of Directors are the Audit Committee and the Compensation and Human Resources Committee (the "Compensation Committee").

        The Audit Committee met five times during the fiscal year and is composed of the following members: John J. Brennan, Erik D. Ragatz, Richard P. Schifter and Jeffrey E. Stiefler. John J. Brennan serves as the Chairperson of the Audit Committee.

        Each member of our Audit Committee is independent under the listing standards of the New York Stock Exchange. None of the directors on our Audit Committee is or has been an employee of ours or any of our subsidiaries. None of our Audit Committee members simultaneously serves on the audit committees of more than three public companies. All members of our Audit Committee are able to read and understand fundamental financial statements, including the company's balance sheet, income statement and cash flow statement. We believe Mr. Brennan meets the requirements for being an "audit committee financial expert" as defined by SEC rules and expect our Board to make that determination shortly.

        The Audit Committee oversees:

  •
  the integrity of our financial statements;

  •
  our compliance with legal and regulatory requirements;

  •
  the independent auditor's qualifications and independence; and

  •
  the performance of our independent auditor and internal audit function.

        The Audit Committee has authority under its charter to obtain advice and assistance from outside legal counsel, accounting, or other outside advisors as deemed appropriate to perform its duties and responsibilities.

        The Compensation Committee met four times during the fiscal year and is composed of the following members: Richard W. Boyce, James S. Riepe, and Allen R. Thorpe. Allen R. Thorpe serves as the Chairperson of the Compensation Committee.

        The Compensation Committee:

  •
  oversees our efforts to attract, retain and motivate members of our senior management team in partnership with our Chief Executive Officer;

  •
  carries out the Board of Directors' overall responsibility relating to the determination of compensation for all executive officers;

  •
  oversees all other aspects of our compensation and human resource policies; and

  •
  oversees our management resources, succession planning and management development activities.

        The Compensation Committee has authority under its charter to access such internal and external resources, including retaining legal, financial, or other advisors, as the Compensation Committee deems necessary or appropriate to fulfill its responsibilities.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee is or has been an officer or employee of ours or any of our subsidiaries. There were no Compensation Committee interlocks as defined under Securities and Exchange Commission rules during 2009.

Risk Oversight

        The Board of Directors considers oversight of our risk management efforts to be a responsibility of the entire Board. The Board's role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to us or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic, and reputational risks. The full Board (or the appropriate Committee, in the case of risks under the purview of a particular Committee) receives these reports from the appropriate members of management to enable the Board (or Committee) to understand our risk identification, risk management, and risk mitigation strategies.

        As a financial services company, our business is subject to a number of risks and uncertainties, which are described in detail in our Form 10-K for the year ended December 31, 2009. We have established a Risk Oversight Committee comprised of a group of senior executives of the Company to oversee the management of these risks. The Audit Committee and the Board as a whole receive regular reports from the Risk Oversight Committee, other members of management, and our independent auditors on prevailing material risks and the actions being taken to mitigate them. Our chief audit executive prepares annually a comprehensive risk-based audit plan and reviews that plan with the Audit Committee. This plan identifies the material business risks for us and our planned approach to assess the controls that exist to mitigate those risks.

Communicating with the Board of Directors

        Any stockholder who wishes to contact a member of our Board of Directors may do so by writing to the following address: Board of Directors, c/o Secretary, LPL Investment Holdings Inc., One Beacon Street, Boston, MA 02108. Communications will be distributed to the chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

BOARD OF DIRECTOR COMPENSATION

        In February 2010, our Board approved revisions to our non-affiliated director compensation policy. Non-affiliated directors receive a $50,000 annual retainer, a $1,500 attendance fee for each regular meeting, and a $750 attendance fee for each committee meeting. The Audit Committee Chairperson receives an additional $15,000 as part of his annual retainer while the Compensation Committee Chairperson receive an additional $10,000 as part of his annual retainer. Each other Audit Committee and Compensation Committee member receives an additional $3,000 as part of his annual retainer.

        Mr. Casady, Mr. Putnam, and the directors affiliated with our private equity owners do not receive any additional compensation for service as directors. In the past, grants of stock options have supplemented the compensation paid to our non-affiliated directors. In March 2010, we adopted a Restricted Stock Plan for our non-affiliated directors. Each non-affiliated director will receive an annual grant of restricted shares of Common Stock valued at $100,000, with vesting to occur on the second anniversary of the grant date. These grants of equity serve to further align our directors' interests with the interests of our stockholders.

        The following table sets forth the compensation each of the non-affiliated directors received from us for service on the Board for the fiscal year ended December 31, 2009.

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(1)	Total ($)
Richard W. Boyce	2009	—	—	—	—	—	—	—
John J. Brennan(1)	2009	—	—	—	—	—	—	—
Jeffrey A. Goldstein(2)	2009	—	—	—	—	—	—	—
Douglas M. Haines(3)	2009	—	—	—	—	—	—	—
James S. Putnam	2009	—	—	—	—	—	—	—
Erik D. Ragatz	2009	—	—	—	—	—	—	—
James S. Riepe	2009	25,000	—	131,895	—	—	—	156,895
Richard P. Schifter	2009	—	—	—	—	—	—	—
Jeffrey Stiefler	2009	25,000	—	131,895	—	—	—	156,895
Allen R. Thorpe	2009	—	—	—	—	—	—	—

(1)
Mr. Brennan joined our Board on February 11, 2010 and therefore received no compensation in fiscal year 2009.

(2)
Mr. Goldstein stepped down from his position as director on July 24, 2009.

(3)
Mr. Haines stepped down from his position as director on June 2, 2009.

        In addition to the payments disclosed in the table above, our directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to fiscal 2009, we believe that our officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
OF THE BOARD OF DIRECTORS

        The following independent directors, who constitute the Compensation Committee, have reviewed the following Compensation Discussion and Analysis with our management and recommended that it be included in this proxy statement.

Allen R. Thorpe, Chairperson Richard W. Boyce James S. Riepe
April 28, 2010

 COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy

        The executive compensation program for our named executive officers generally is designed to closely align the interests of our executive management committee with those of our stockholders on both a short-term and long-term basis, and to attract and retain key executives critical to our success. That alignment has been achieved principally by ensuring that a significant portion of compensation is directly related to the financial strength and sustainability of our firm. We believe that this philosophy of seeking to align the interests of our senior managers and other personnel with those of stockholders has been a key contributor to the growth and successful performance of our firm.

        In addressing compensation, the Compensation Committee attempts to balance the short-term and long-term components to properly reward performance, encourage retention and align executive pay with that of executives at comparable companies in our industry. The elements of our executive compensation program are base salary, annual bonus, and a long-term equity incentive program.

        Total executive compensation, including equity-based compensation, is highly differentiated based on individual performance, experience, responsibility and our financial results. A significant portion of each executive's compensation is variable and directly dependent upon individual performance against pre-determined goals.

        In setting executive compensation levels, consideration is given to the totality of the compensation rather than individual elements. Our Compensation Committee reviews and approves the total compensation payable to each member of the executive management committee.

Role of Compensation Committee

        Our Compensation Committee is composed entirely of independent directors and is responsible to the Board of Directors and our stockholders for establishing and overseeing our compensation philosophy and for overseeing our executive compensation policies and programs generally. The Compensation Committee's charter sets forth the Compensation Committee's responsibilities. The Compensation Committee recommends any revisions to the charter to the Board of Directors for approval.

Role of Executive Officers

        Our chief executive officer annually reviews the individual performance of each of his direct reports and provides the Compensation Committee with evaluations of each such direct report as well as recommendations regarding such person's base salary level, annual cash incentive payment, and long term equity award. Our chief executive officer and our managing director, human capital, attend Compensation Committee meetings (although they leave the meetings during discussions of compensation actions affecting them personally) and assist the Compensation Committee in determining the final compensation levels for members of our executive management committee.

Role of Compensation Consultants

        During 2009, Hewitt Associates Inc. was engaged by the Company to provide executive compensation consulting services to the Compensation Committee. These services included providing insight on market compensation practices and program designs with respect to base salary and short- and long-term incentives for companies comparable to us. In addition, high level data with respect to executive compensation issues faced by public companies was provided for informational purposes only. From time to time, other consultants may provide similar information to the Compensation Committee on a limited basis.

        Hewitt Associates Inc. was also engaged by our management during 2009 to provide services related to the compensation programs for our broader employee population.

Base Salary

        We believe that the base salary element is required in order to provide our executive officers with a stable income stream that is commensurate with their responsibilities and the competitive market conditions. The base salaries of the named executive officers are set based on the responsibilities of the individual, taking into account the individual's skills, experience, prior compensation levels, and competitive market compensation for comparable positions. We review base salary for the named executive officers annually.

Bonus

        We establish annual cash bonus opportunities for our named executive officers based on proposed goals, prior compensation levels, and competitive market compensation for comparable positions. We believe that these cash bonuses provide a significant incentive to our executives to work towards achieving our company objectives as they are tied to certain of our key performance measures. These cash bonuses are discretionary as to the amount, timing, and conditions, subject to the provisions of the LPL Investment Holdings Inc. and Affiliates Corporate Executive Bonus Plan (the "Bonus Plan"). We determine whether the target bonuses are paid based on the individual's performance and corporate profitability. We have the discretion, subject to the terms of the Bonus Plan and applicable employment agreements, to pay bonuses below the established amounts. See pages 29-30 for a detailed description of the Bonus Plan.

401(k) Plan

        We maintain a retirement savings plan, or a 401(k) Plan, for the benefit of all eligible employees. Currently, employees may elect to defer their compensation up to the statutorily prescribed limit. After one year of service, we match contributions in an amount equal to the lesser of 20% of the amount designated by the employee for withholding and 2% of the employee's eligible compensation. An employee's interests in his or her deferrals are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made. We provide this benefit to all of our eligible employees, and it is provided to our executive officers on the same basis as all other eligible employees.

        Effective January 1, 2009, we suspended contributing the employer match on a "per-pay-period" basis. However, in January 2010, the Compensation Committee approved a special employer match (calculated as described above) to be applied to all eligible contributions during calendar year 2009. In addition, in March 2010, the "per-pay-period" employer match (as described above) was reinstated retroactive to January 1, 2010.

Long-Term Equity Incentive Program

        The purpose of our Long-Term Equity Incentive Program is to retain key executives and incent achievement of goals that drive long-term stockholder value. We provide stock-based, long-term compensation for executive officers through our stockholder-approved equity plans. Stock options entitle the holder to purchase during a specified time period, a fixed number of shares of our common stock at a set price. The plans provide for stock options which vest over a period determined by the Compensation Committee.

        The Compensation Committee determines the number of stock options to be granted based on a holistic assessment of current and prospective contribution of value by each individual. Stock options are awarded from time to time to eligible recipients. The Compensation Committee also allocates stock options under our equity plans for use in attracting new executives.

Employment Agreements

        We have entered into definitive employment agreements with certain members of senior management including Mr. Casady, Ms. Stearns, Mr. Dwyer, and Ms. Brown. These employment agreements were executed in connection with the acquisition of our Company by H&F and TPG in December 2005. These agreements had an initial term of three years and automatically renew for subsequent one-year terms unless we provide written notice within 90 days prior to the completion of the then-current term.

        We have not entered into a written employment agreement with Mr. Moore.

        The employment agreements required us to adopt option plans under which our employees are eligible to receive awards of stock options for our common stock. See "—Long-Term Equity Incentive Program."

        In addition to the terms of his employment agreement set forth below, Mr. Casady agreed to serve on the Board and, at least until an initial public offering, shall be the chairman of the Board.

Employment Arrangements with Named Executive Officers

  Base Salaries

        The employment arrangements provide that Mr. Casady, Ms. Stearns, Mr. Moore, Mr. Dwyer, and Ms. Brown receive an annual base salary for the 2010 fiscal year of no less than $800,000, $625,000, $600,000, $500,000, and $375,000, respectively. The agreements provide that each such executive officer is entitled to participate in the bonus plan that we may establish from time to time and in our stock incentive plans.

  Intellectual Property, Confidentiality, and Non-Compete Clauses

        The employment agreements with each of Mr. Casady, Ms. Stearns, Mr. Dwyer, and Ms. Brown require each of them to promptly disclose and assign any individual rights that he or she may have in any intellectual property (including inventions, concepts, business opportunities, etc.) to us. The executive officers must also maintain confidentiality of all information that is confidential and proprietary to us, subject to customary exceptions. Under a non-compete provision, they are prohibited from engaging in certain conduct for a period of two years following termination of the employment agreement for any reason, except in the event of a termination as a result of which the executive officer is entitled to a certain level of severance payment (e.g., severance multiplier of 1.5), in which case the executive officer would be prohibited from engaging in such certain conduct for a period of 18 months. During this time, these executive officers (i) may not engage or participate in, directly or indirectly, any business or entity which is competitive with us, (ii) will refrain from soliciting existing and prospective financial advisors and institutions, targets, suppliers, or employees to terminate their relationship with us and (iii) will refrain from diverting, or attempting to divert, from us or any of our subsidiaries any of our financial advisors and institutions, targets, suppliers, or employees.

  Severance and Change-in-Control Payments

        Under the terms of our employment agreements with Mr. Casady, Ms. Stearns, Mr. Dwyer, and Ms. Brown, we may be obligated to make severance payments following the termination of their employment. These benefits are described below under "—Potential Payments upon Termination or Change-in-Control."

        In the event that any payments to which Mr. Casady, Ms. Stearns, Mr. Dwyer, and Ms. Brown become entitled would be deemed to constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code, then such payments that would have been payable during the six months following of termination of employment with us and would otherwise be considered "parachute payments" if paid during that period shall be paid in a lump sum on the business day after the date that is the earlier of (1) six months following the date of termination and (2) such time as otherwise permitted by law that would not result in additional taxation and penalties as a "parachute payment." We, however, have no obligation to grant the executive officer any "gross-up" or other "make-whole" compensation for any tax imposed on payments made to the executive officers, including "parachute payments."

Pension Benefits

        We do not have any qualified or non-qualified defined benefit plans.

Non-qualified Deferred Compensation

        On November 19, 2008, we established an unfunded, unsecured deferred compensation plan to permit employees and former employees that held non-qualified stock options issued under the 2005 Stock Option Plan for Incentive Stock Options and 2005 Stock Option Plan for Non-qualified Stock Options that were expiring in 2009 and 2010 to receive stock units of the 2008 Nonqualified Deferred Compensation Plan. Stock units represent the right to receive one share of common stock. Distribution will occur at the earliest of (a) a date in 2012 to be determined by our Board; (b) a change in control of the Company; or (c) death or disability of the participant. The issuance of stock units, which occurred in December 2008, is not taxable for federal and state income tax purposes until the participant receives a distribution under the deferred compensation plan.

        Certain employees of our subsidiaries participated in non-qualified deferred compensation plans (the "Plans") that permitted participants to defer portions of their compensation and earn interest on the deferred amounts. The Plans have been closed to new participants and no contributions have been made since the date we acquired the subsidiaries. Plan assets are held by the Company in a Rabbi Trust.

COMPENSATION OF EXECUTIVE OFFICERS

        The tables in the following sections of this proxy statement provide information required by the SEC regarding compensation paid to or earned by our named executive officers. We have used captions and headings in these tables in accordance with the SEC regulations requiring these disclosures. The footnotes to these tables provide important information to explain the values presented in the tables and are an important part of our disclosures.

 Summary Compensation Table

        The following table sets forth information concerning the total compensation for the years ended December 31, 2007, 2008, and 2009 for the persons who serve as the chief executive officer, chief financial officer, and the other three most highly compensated executive officers of our company.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mark S. Casady	2009	800,000	1,500,000	—	1,414,440	—	—	10,738	(4)	3,725,178
Chairman; CEO	2008	800,000	1,032,742	—	—	—	—	10,707	(5)	1,843,449
	2007	761,923	2,230,000	—	—	—	—	11,438	(6)	3,003,361
Robert J. Moore	2009	600,000	350,000	—	2,215,413	—	—	157,569	(7)	3,322,982
CFO	2008	198,077	378,910	—	1,352,352	—	—	27,236	(8)	1,956,575
	2007	—	—	—	—	—	—	—		—
Esther M. Stearns	2009	625,000	650,000	—	942,960	—	—	9,685	(9)	2,227,645
President, COO	2008	531,250	497,846	—	783,200	—	—	5,912	(10)	1,818,208
	2007	425,000	1,075,000	—	—	—	—	3,137	(11)	1,503,137
William E. Dwyer	2009	450,000	450,000	—	589,350	—	—	10,673	(12)	1,500,023
Managing Director	2008	450,000	243,134	—	342,650	—	—	10,913	(13)	1,046,697
President,	2007	408,500	600,000	—	—	—	—	110,817	(14)	1,119,317
National Sales
and Marketing
Stephanie L. Brown(15)	2009	355,000	300,000	—	471,480	—	—	—		1,126,480
Managing Director,	2008	—	—	—	—	—	—	—		—
General Counsel	2007	—	—	—	—	—	—	—		—

(1)
Includes the dollar value of base salary earned by executive officer

(2)
Includes the dollar value of bonus earned by executive officer

(3)
These amounts are the grant date fair value of the stock options as represented by the total compensation expense that will be recognized for these awards. We use the Black-Scholes option pricing model to estimate our compensation cost for stock option awards.

(4)
Includes $9,956 relating to automobile lease payments and related expenses and $781 in securities commissions

(5)
Includes $9,815 relating to automobile lease payments and related expenses and $892 in securities commissions

(6)
Includes $5,051 relating to automobile lease payments and related expenses and $6,387 in securities commissions

(7)
Includes $156,548 of taxable relocation expenses and $1,021 relating to automobile lease payments and related expenses

(8)
Includes $26,891 of taxable relocation expenses and $345 relating to automobile lease payments and related expenses

(9)
Includes $3,951 relating to automobile lease payments and related expenses, $113 in securities commissions and $5,621 for medical taxable fringe benefits

(10)
Includes $3,136 relating to automobile lease payments and related expenses, $2,620 for medical taxable fringe benefits and $156 in securities commissions

(11)
Includes $2,954 relating to automobile lease payments and related expenses and $183 in securities commissions

(12)
Includes $10,242 relating to automobile lease payments and related expenses and $431 in securities commissions

(13)
Includes $10,242 relating to automobile lease payments and related expenses and $671 in securities commissions

(14)
Includes $10,242 relating to automobile lease payments and related expenses, $100,000 for relocation payment and $575 in securities commissions

(15)
Ms. Brown was not a named executive officer in 2008 or 2007. Her compensation is therefore only disclosed for the year ended December 31, 2009.

 2009 Grants of Plan-Based Awards

        We have provided the following Grants of Plan-Based Awards table to provide additional information about stock awards granted to our named executive officers during the year ended December 31, 2009.

								All Other Stock Awards: Number of Shares of Stock or Units (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				Option Awards: Securities Underlying Options (#)(1)	Exercise or Base Price of Option or Stock Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mark S. Casady	9/14/2009								120,000	$22.08	$1,414,440
Robert J. Moore	6/12/2009								130,000	$19.74	$1,272,453
	9/14/2009								80,000	$22.08	$942,960
Esther M. Stearns	9/14/2009								80,000	$22.08	$942,960
William E. Dwyer	9/14/2009								50,000	$22.08	$589,350
Stephanie L. Brown	9/14/2009								40,000	$22.08	$471,480

(1)
This represents the number of stock options awarded. With the exception of one of Mr. Moore's grants, these awards are scheduled to vest over a five year period in five equal tranches with the first tranche vesting on the first anniversary of the grant date. Mr. Moore's option award granted June 12, 2009 is scheduled to vest completely on the third anniversary of the grant date.

(2)
These amounts are the grant date fair value of the stock options as represented by the total compensation expense that will be recognized for these awards. We use the Black-Scholes option pricing model to estimate our compensation cost for stock option awards. The assumptions used in the Black-Scholes model for grants made on June 12, 2009 were: (i) an expected life of 6.5 years for each option; (ii) dividend yield of 0.0%; (iii) expected stock price volatility of 45.57%; and (iv) a risk-free rate of return of 3.14%. The assumptions used in the Black-Scholes model for grants made on September 14, 2009 were: (i) an expected life of 6.5 years for each option; (ii) dividend yield of 0.0%; (iii) expected stock price volatility of 51.62%; and (iv) a risk-free rate of return of 2.69%.

 Outstanding Equity Awards at December 31, 2009

        The following table shows information relating to unexercised options and restricted stock that has not vested and equity incentive plan awards for each named executive officer as of December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark S. Casady	2,003,650	—	—	1.88	5/2/2013	—	—	—	—
	500,910	—	—	1.35	11/30/2013	—	—	—	—
	1,402,560	—	—	1.49	5/31/2014	—	—	—	—
	—	120,000	—	22.08	9/14/2019	—	—	—	—
Robert J. Moore	24,000	96,000	—	26.33	9/9/2018	—	—	—	—
	—	130,000	—	19.74	6/12/2019	—	—	—	—
	—	80,000	—	22.08	9/14/2019	—	—	—	—
Esther M. Stearns	2,003,760	—	—	1.88	5/2/2013	—	—	—	—
	16,000	64,000	—	27.80	2/5/2018	—	—	—	—
	—	80,000	—	22.08	9/14/2019	—	—	—	—
William E. Dwyer	13,360	—	—	2.07	1/15/2012	—	—	—	—
	554,380	—	—	1.88	5/2/2013	—	—	—	—
	267,160	—	—	1.35	11/30/2013	—	—	—	—
	667,920	—	—	1.49	5/31/2014	—	—	—	—
	7,000	28,000	—	27.80	2/5/2018	—	—	—	—
		50,000	—	22.08	9/14/2019
Stephanie L. Brown	3,000	12,000	—	$27.80	2/5/2018	—	—	—	—
		40,000	—	$22.08	9/14/2019	—	—	—	—

2009 Options Exercised and Stock Vested

        The following table sets forth the options exercised and stock vested during the year ended December 31, 2009 relating to the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark S. Casady	—	—	—	—
Robert J. Moore	—	—	—	—
Esther M. Stearns	—	—	—	—
William E. Dwyer	23,000	513,820	—	—
Stephanie L. Brown	64,680	1,444,951	—	—

(1)
Amount is based on a value of $23.41 per share, which we believe is the fair market value based on our valuation as of December 31, 2009.

Non-Qualified Deferred Compensation for the
Year Ended December 31, 2009

        The following table shares information relating to non-qualified deferred compensation stock units for each named executive officer as of December 31, 2009:

	Non-qualified Deferred Compensation
	For the Year Ended December 31, 2009
Name	Executive Contributions($)	Company Contributions	Aggregate Earnings($)	Aggregate Distributions	Aggregate Balance 12/31/09($)
Mark S. Casady	—	—	—	—	—
Chairman; CEO
Robert J. Moore	—	—	—	—	—
Managing Director; CFO
Esther M. Stearns	11,327,645	—	3,371,915	—	14,699,560
President; COO
William E. Dwyer	1,716,516	—	510,922	—	2,227,438
Managing Director; President,
National Sales & Marketing
Stephanie L. Brown	1,097,608	—	326,727	—	1,424,335
Managing Director;
General Counsel

 Potential Payments upon Termination or Change in Control

        The following table presents, for each named executive officer, the potential post-employment payments upon a termination or change in control and assumes that the triggering event took place on December 31, 2009. Set forth below the table is a description of certain post-employment arrangements with our named executive officers, including the severance benefits and change-in-control benefits to which they would be entitled under their employment agreements.

Named Executive Officer	Benefit	Without Cause or For Good Reason ($)	Death and Disability ($)	Change-in- Control ($)(6)
Mark S. Casady	Severance(1)	4,545,000	—	—
	Bonus(2)	—	2,230,000	—
	Stock Options(3)	84,932,774	85,092,374	85,092,374
	COBRA Reimbursement(4)	19,321	19,321	—
Esther M. Stearns	Severance(1)	2,550,000	—	—
	Bonus(2)	—	1,075,000	—
	Stock Options(3)	43,140,953	43,247,353	43,247,353
	COBRA Reimbursement(4)	17,534	17,534	—
Robert J. Moore(5)	Severance	—	—	—
	Bonus	—	350,000	—
	Stock Options(3)	—	583,500	583,500
	COBRA Reimbursement	—	—	—
William E. Dwyer	Severance(1)	1,462,500	—	—
	Bonus(2)	—	525,000	—
	Stock Options(3)	32,755,260	32,821,760	32,821,760
	COBRA Reimbursement(4)	18,165	18,165	—
Stephanie L. Brown	Severance(1)	1,042,500	—	—
	Bonus(2)	—	340,000	—
	Stock Options(3)	—	53,200	53,200
	COBRA Reimbursement(4)	19,321	19,321	—

(1)
Represents payment under employment agreements of a severance multiplier of 1.5 times the executive officer's base salary and target bonus for the year of termination

(2)
Represents payment under employment agreements of target bonus for the year of termination

(3)
Represents exercise by executive of all vested stock options upon termination without cause or for good reason or in case of termination for death or disability and of all vested and unvested stock options upon change-in-control. See "—Stock Options." Amounts are based on a value of $23.41 per share, which we believe is the fair market value as of December 31, 2009

(4)
Represents lump sum payment under employment agreements equal to the costs of COBRA coverage for the executive officer and his or her family for a one-year period

(5)
Mr. Moore does not have an employment agreement, but was guaranteed a bonus for 2009 pursuant to his offer letter, as amended

(6)
If the executive's employment with us is terminated without cause or for good reason in connection with a change-in-control, he or she would also be eligible for the payments under the column titled "Without Cause or For Good Reason."

Termination without Cause or for Good Reason

        In accordance with the employment agreements with our named executive officers (except Mr. Moore), all compensation and benefits shall terminate on the date of employment termination, except that if the executive officer is terminated without cause or terminates his or her employment for "good reason" (definition of which includes the occurrence of a "change-in-control" event), then we must pay the executive officer, subject to such executive officer's compliance with post-termination obligations relating to confidentiality, intellectual property and non-competition (see "—Employment Agreements—Employment Arrangements with Named Executive Officers—Intellectual Property, Confidentiality and Non-Compete Clauses"), an amount equal to (1) the severance multiplier times the executive officer's base salary and target bonus for the year of termination and (2) any and all accrued and but unpaid compensation (including a prorated portion of the executive officer's target bonus for the year of termination). The severance multiplier may be 1 or 1.5, depending on circumstances set forth in the employment agreements. For two years following termination without cause or for good reason, the executive officer will be eligible to continue participation under our group life, health, dental and vision plans in which the executive officer was participating immediately prior to the date of termination.

        "Cause" under the employment agreements means:

  •
  the intentional failure to perform his or her duties or gross negligence or willful misconduct in the regular duties or other breach of fiduciary duty or material breach of the employment agreement that remains uncured after 30 days' notice;

  •
  conviction for a felony; or

  •
  fraud, embezzlement or other dishonesty that has a material adverse effect on us.

        "Change-in-control" under the employment agreements, subject to certain exceptions, means the consummation of:

  •
  any consolidation or merger of the Company with or into any other person, or any other similar transaction, whether or not we are a party thereto, in which our stockholders immediately prior to such transaction own directly or indirectly capital stock either (1) representing less than 50% of the equity interests or voting power of the Company or the surviving entity or (2) that does not have directly or indirectly have the power to elect a majority of the entire Board or other similar governing body;

  •
  any transaction or series of transactions, whether or not we are a party thereto, after giving effect to which in excess of 50% is owned directly or indirectly by any person other than us and our affiliates; or

  •
  a sale or disposition of all of our assets.

Termination Other than For Good Reason

        Upon voluntary resignation other than for good reason each executive officer party to an employment agreement is entitled to accrued compensation, but not including a prorated portion of current year target bonus. The executive officer is, in that case, subject to a non-competition period of one year only. Subject to such executive officer's continuous compliance with post-termination obligations relating to confidentiality, intellectual property and non-competition (see "—Employment Agreements—Employment Arrangements with Named Executive Officers—Intellectual Property, Confidentiality and Non-Compete Clauses"), at the election of the Board, the executive may be entitled to receive the same benefits as if the executive were terminated without cause or for good reason, except that the severance multiplier would be one, and the executive would be subject to a non-competition period of two years.

Death, Disability and Retirement

        For each executive officer party to an employment agreement, upon termination due to death, the executive officer's estate will be entitled to the executive officer's accrued compensation, including a prorated portion of current year target bonus, as well as a lump sum payment equal to the costs of COBRA coverage for the executive officer's surviving spouse and family for a one-year period. Upon termination for disability, which must have continued for six months during which the executive officer received full salary and benefits, the executive officer will receive accrued compensation, a prorated portion of current year target bonus, reimbursement for outstanding business expenses, and a lump sum payment equal to the costs of COBRA coverage for the executive officer and his or her family for a one-year period. Upon employment termination resulting from retirement at minimum age of 65, the executive officer will be entitled to accrued compensation, but not including a prorated portion of current year target bonus, as well as a lump sum payment equal to the costs of COBRA coverage for the executive officer and his or her family for a one-year period.

Stock Options

        In accordance with the named executive officers' option agreements, unless otherwise agreed to by the Company, unvested stock options are cancelled upon termination of employment. Unless the named executive officer is terminated for cause, vested options will be exercisable for (1) two years following termination of employment by reason of retirement, but not later than the option expiration date, (2) 12 months following death or disability, in each case, not later than the option expiration date, and (3) 90 days following termination in other cases, but not later than the option expiration date.

        Prior to an initial public offering of the Company, upon termination of the executive officer's employment, we will have the right to purchase his or her equity interests at the then fair market value.

        If, in the case of a change-in-control, provision for the assumption of the executive officer's stock options is not made, then 15 days prior to the scheduled consummation of such change-in-control, all then-unvested options outstanding will become immediately vested and exercisable and will remain vested and exercisable for a period of 15 days. Upon consummation of such change-in-control, all outstanding but unexercised options will terminate.

        All stock options held by named executive officers as of December 31, 2009 were originally granted under our 2005 Option Plans and our 2008 Stock Option Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The table below describes the "beneficial ownership" of our common stock as of April 1, 2010, by (i) persons or "groups" (as that term is used in section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of 5% or more of the common stock of the Company; (ii) each of our directors and named executive officers, and (iii) all of our current directors and executive officers as a group. The Securities and Exchange Commission's Rule 13d-3 under the Securities Exchange Act of 1934 defines "beneficial ownership" to mean the right to vote or exercise investment power, or to share in the right to vote or exercise investment power, with respect to the specified securities, whether or not the specified person has any economic interest in the specified securities. Unless otherwise indicated, the named owner has sole voting and investment power with respect to the specified shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(3) (#)	Percentage of Common Stock (%)
Hellman & Friedman LLC(1)	34,210,185	35.7%
TPG Partners, IV, L.P.(2)	34,210,185	35.7%
Mark S. Casady	3,907,120	4.1%
Robert J. Moore	24,000	—%
Esther M. Stearns	2,036,260	2.1%
William E. Dwyer	1,772,936	1.8%
Stephanie L. Brown	1,102,985	1.2%
Richard W. Boyce(2)	—	—%
John J. Brennan	20,000	—%
James S. Putnam	486,970	0.5%
Erik D. Ragatz(1)	—	—%
James S. Riepe	80,936	0.1%
Richard P. Schifter(2)	—	—%
Jeffrey E. Stiefler	112,430	0.1%
Allen R. Thorpe(1)	—	—%
All directors and executive officers as a group (19 persons)	79,215,817	82.60%

(1)
Hellman & Friedman Capital Partners V, L.P., Hellman & Friedman Capital Partners V (Parallel), L.P. and Hellman & Friedman Capital Associates V, LLC beneficially own 34,210,185.10 shares of our common stock. The address for each of these funds is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Fl., San Francisco, CA 94111. Hellman & Friedman Investors V, LLC is the sole general partner of Hellman & Friedman Capital Partners V, L.P. and Hellman & Friedman Capital Partners V (Parallel), L.P. Hellman & Friedman LLC is the sole managing member of each of Hellman & Friedman Investors V, L.P. and Hellman & Friedman Capital Associates V, L.P. The shares of the Company are owned of record by Hellman & Friedman Capital Partners V, L.P., which owns 30,077,594.70 shares, Hellman & Friedman Capital Partners V (Parallel), L.P., which owns 4,115,485.30 shares, and Hellman & Friedman Capital Associates V, LLC, which owns 17,105.10 shares. An investment committee of Hellman & Friedman LLC, acting by majority vote, has sole voting and dispositive control over the shares of the Company. The investment committee is comprised of F. Warren Hellman, Brian M. Powers, Philip U. Hammarskjold, Patrick J. Healy and Thomas F. Steyer; provided, however, that Mr. Steyer has no authority or voting rights with respect to investment committee decisions relating to the Company. Messrs. Ragatz and Thorpe serve as Managing Directors of Hellman & Friedman LLC, but neither of them serves on the investment committee. Each of the members of the investment committee, as well as Messrs. Ragatz and Thorpe, disclaim beneficial ownership of the shares in the Company, except to the extent of their respective pecuniary interest therein.

(2)
The address for TPG Partners IV, L.P. ("TPG Partners IV"), Richard W, Boyce and Richard P. Schifter is c/o TPG, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102. TPG Advisors IV, Inc. ("Advisors IV") is the general partner of TPG GenPar IV, L.P. which is the general partner of TPG Partners IV. David Bonderman and James G. Coulter are the sole shareholders of Advisors IV and therefore are the beneficial owners of the shares owned by TPG Partners IV, possessing sole voting and dispositive power with respect to such shares.

(3)
For purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares as of a given date which such person has voting power, investment power, or has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Except as otherwise noted, each beneficial owner of more than five percent of any of our common stock, and each director and executive officer has sole voting and investment power over the shares reported.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

        We have not adopted any formal policies or procedures for the review, approval, or ratification of certain related-party transactions that may be required to be reported under the SEC disclosure rules. Such transactions are reviewed by management and where appropriate, have been (and will continue to be) reviewed by our Audit Committee (other than the committee members involved, if any) on a case-by-case basis.

Agreements with Management

        We and certain members of senior management have entered into employment agreements. Certain of these terms and conditions are more fully described in "Executive Compensation—Employment Arrangements."

Stockholders' Agreement

        On December 28, 2005, we, the investment funds affiliated with TPG and H&F (the "Majority Holders"), the founders, and those executives who had then entered into employment agreements entered into a stockholders' agreement. Certain holders of our common stock are also subject to the terms of the stockholders' agreement, which contains the following provisions among others:

  •
  a right of the Majority Holders to designate a certain number of directors to the Board and the board of directors of our subsidiaries. Of the current nine members of each of the boards, the Majority Holders currently have the right to designate four of the directors. The Majority Holders also have the right to designate one independent director after consultation with our chief executive officer, if the selection is reasonably acceptable to the founders;

  •
  in the case of all transfers, the transferee will be required to become a party to the stockholders' agreement and the transferred shares will continue to be subject to the restrictions and provisions thereunder;

  •
  prior to an initial public offering, the right of the Company to repurchase equity securities of the Company if the holder's employment or service relationship with the Company is terminated;

  •
  the right of a holder of Common Stock to require the Company to purchase shares if the holder's employment is terminated as a result of death, disability or retirement following the age of 65;

  •
  from and after December 28, 2009 and prior to an initial public offering, the Company's right of first refusal over any shares of Common Stock proposed to be transferred by a holder to a third party other than a permitted transferee;

  •
  prior to an initial public offering, the ability of holders of Common Stock to "tag-along" their shares of Common Stock to sales by the Majority Holders on a pro-rata basis (the founders' "tag-along" right provides for the ability to "tag-along" a number of shares equal to two times their pro-rata share of the shares being sold);

  •
  the ability of the Majority Holders to "drag-along" Common Stock under certain circumstances;

  •
  demand registration rights for the Majority Holders and founders and piggyback registration rights for certain holders of Common Stock (the founders' piggyback registration right provides for the ability to register a number of shares equal to two times their pro-rata share of all of the shares being registered);

  •
  the restriction on the Company to, prior to an initial public offering, enter into any transaction with, or for the benefit of, any of its affiliates involving an aggregate consideration in excess of $2 million, unless approved by a majority of the independent members of the Board;

  •
  restrictions on dividends, redemptions and repurchases with respect to Common Stock prior to an initial public offering subject to certain exceptions; and

  •
  prior to an initial public offering, a preemptive right of certain holders of Common Stock to purchase a pro-rata portion of any new securities we offer.

Other Arrangements

        As of December 31, 2009, we had an aggregate principal amount of $1,925,042 in loans outstanding to employees. Interest on these loans is typically accrued monthly at the minimum federal rate prescribed by the Internal Revenue Service. Portions (and in some cases all) of these loans may be forgiven based on the achievement of performance objectives or tenure of employment. During the period since the beginning of our last fiscal year, we forgave loans to four of our employees upon such employees becoming executive officers in an aggregate amount of $1,260,492.

        AlixPartners, LLP ("AlixPartners"), a company majority-owned by one of our majority stockholders, provides consulting services pursuant to an agreement for interim management and consulting services. LPL Financial paid $0.6 million to AlixPartners during the three months ended March 31, 2009, respectively.

        Artisan Partners Limited Partnership ("Artisan"), a company majority-owned by one of our majority stockholders, pays fees in exchange for product distribution and record-keeping services. During the three months ended March 31, 2010 and 2009, LPL Financial earned $0.6 million and $0.3 million, respectively, in fees from Artisan. Additionally, as of March 31, 2010 and December 31, 2009, Artisan owed LPL Financial $0.6 million and $0.5 million, respectively, which is included in receivables from product sponsors, broker-dealers and clearing organizations on the unaudited condensed consolidated statements of financial condition.

        American Beacon Advisor, Inc. ("Beacon"), a company majority-owned by one of our majority stockholders, pays fees in exchange for product distribution and record-keeping services. During the three months ended March 31, 2010 and 2009, LPL Financial earned $0.1 million and, $0.1 million, respectively, in fees from Beacon. Additionally, as of March 31, 2010 and December 31, 2009, Beacon owed LPL Financial $0.1 million and $0.1 million, respectively, which is included in receivables from product sponsors, broker-dealers and clearing organizations on the unaudited condensed consolidated statements of financial condition.

        Genworth Financial, Inc. ("Genworth"), a company majority-owned by one of our majority stockholders, pays fees in exchange for product distribution and record-keeping services. During the three months ended March 31, 2010 and 2009, LPL Financial earned $0.1 million in fees from Genworth.

        XOJETS, Inc. ("XOJETS"), a company majority-owned by one of our majority stockholders, provides chartered aircraft services. LPL Financial paid $0.1 million to XOJETS during the three months ended March 31, 2010.

        Certain entities affiliated with SunGard Data Systems Inc. ("SunGard"), a company majority-owned by one of our majority stockholders, provide data center recovery services. LPL Financial paid $0.1 million to SunGard during the three months ended March 31, 2010.

        Blue Frog Solutions, Inc. ("Blue Frog"), a privately held technology company in which we holds an equity interest, provides software licensing for annuity order entry and compliance. LPL Financial paid $0.7 million and $0.5 million to Blue Frog for such services during the three months ended March 31, 2010 and 2009, respectively.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 31, 2010, and the Board of Directors has directed that management submit the appointment of the independent registered public accounting firm for ratification by stockholders at the Annual Meeting. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2001.

        Neither our bylaws or charter, nor any law require stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee of the Board of Directors recommended, and the Board of Directors is, submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

        We do not expect any representatives from Deloitte & Touche LLP to be present at our Annual Meeting.

        Ratification of the appointment of Deloitte & Touche LLP require that the votes cast favoring the appointment exceed the votes cast opposing it. Abstentions on the proposal to ratify the appointment will not be taken into account in the voting.

Fees Paid to Independent Registered Public Accounting Firm

        Aggregate fees for professional services rendered by Deloitte & Touche LLP as of, and for, the years ended December 31, 2009, and 2008 were as follows:

Type of Services	2009	2008
Audit Fees(1)	$2,981,697	$2,840,375
Audit Related Fees(2)	331,305	488,786
Tax Fees(3)	361,684	360,780
All Other Fees(4)	118,590	—

Total	$3,793,276	$3,689,941

(1)
Audit Fees. These fees include services performed by Deloitte & Touche LLP in connection with the audit of our annual financial statements included in our annual filing on Form 10-K; the review of our interim financial statements as included in our quarterly reports on Form 10-Q; and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. The 2008 column includes amounts billed in 2009 related to 2008 audit fees.

(2)
Audit-Related Fees. These fees are for services provided by Deloitte & Touche LLP such as accounting consultations, plan audits and any other audit and attestation services not required by applicable law.

(3)
Tax Fees. These fees include all services performed by Deloitte & Touche LLP for non-audit related tax advice, planning and compliance services.

(4)
All Other Fees. These fees include fees for certain miscellaneous projects.

Pre-Approval Policies and Procedures

        The Audit Committee pre-approves all audit services provided by our independent registered public accounting firm. The Audit Committee has adopted policies and procedures for the pre-approval of all non-audit related services provided by our independent registered public accounting firm. These non-audit services include performance audits, general research and consulting and tax services. The policy requires that prior to the provision of any non-audit related services, an engagement letter must be provided by the independent registered public accounting firm describing the scope of its engagement. Any engagements above $150,000 must be reviewed and authorized by the chairman of the Audit Committee and the chief financial officer after review and approval by the Audit Committee. Engagements for $150,000 or less can be reviewed and authorized by the chairman of the Audit Committee and the chief financial officer. Engagements for $50,000 or less may be reviewed and authorized by the chief financial officer.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee of the Board of Directors (the "Audit Committee") is comprised of the four directors named below. Each member of the Audit Committee is an independent director (as independence is defined in the listing standards of the New York Stock Exchange with respect to membership on audit committees).

        The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. The Audit Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements, and with the Company's independent registered public accounting firm. The Company's independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company's audited financial statements with generally accepted accounting principles and on the Company's internal controls over financial reporting. The Audit Committee has discussed with the Company's independent registered public accounting firm, which was Deloitte & Touche LLP ("Deloitte") for 2009 and 2008, the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board ("PCAOB"), including Statement on Auditing Standards No. 61, "Communication with Audit Committees", as amended, and as adopted by the PCAOB, as well as Rule 2-07 of Regulation S-X of the SEC—"Communication with Audit Committees." Deloitte has also provided to the Committee their communication required by PCAOB Ethics and Independence Rule 3526, "Communications with Audit Committees Concerning Independence," and the Audit Committee discussed with Deloitte the firm's independence. The Audit Committee also considered whether the provision by Deloitte of non-audit related services, which for 2009 and 2008 consisted primarily of tax services, is compatible with the independence standard. Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the financial statements audited by Deloitte for 2009 and 2008 be included in the Company's Annual Report on Form 10-K for 2009, and the Committee has appointed Deloitte as the Company's independent registered public accounting firm for 2010. The foregoing report is provided by the following independent directors, who constitute the Audit Committee.

John J. Brennan, Chairman Erik D. Ragatz Richard P. Schifter Jeffrey E. Stiefler

April 28, 2010

PROPOSAL 3: TO APPROVE THE LPL INVESTMENT HOLDINGS INC. AND AFFILIATES CORPORATE EXECUTIVE BONUS PLAN

Background

        Stockholders are being asked to consider and approve the LPL Investment Holdings Inc. and Affiliates Corporate Executive Bonus Plan (the "Plan"). The Plan was adopted by the Compensation Committee on March 12, 2010, and by the full Board of Directors on March 15, 2010, subject to approval by the stockholders at the Annual Meeting. The principal features of the Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Plan, which is set forth as Appendix A to this proxy statement.

General

        The purposes of the Plan are to provide an incentive each year for the performance of each of our executive officers (with the exception of the chief financial officer) by making a portion of the executive officer's total cash compensation dependent upon the level of the Company's performance attained for the year, and to do so in a manner which will allow full deductibility of the bonus portion of the executive officer compensation expense under Section 162(m) of the Internal Revenue Code (the "Code").

        Section 162(m) generally limits the Company's federal income tax deduction for total compensation paid to executive officers (other than the chief financial officer) in any year to $1 million unless any excess over $1 million qualifies as "performance-based compensation" as defined in Section 162(m). Under the implementing regulations of Section 162(m), the Plan must be approved by stockholders every five years.

Administration

        The Plan will be administered by the Compensation Committee, which is appointed by the full Board of Directors and consists of not less than two members of the Board, each of whom must be both an "outside director" as defined in Section 162(m) of the Code. As now constituted, the Compensation Committee consists of Richard W. Boyce, James S. Riepe, and Allen R. Thorpe.

Annual Incentive Bonuses

        Under the Plan, the executive officers' annual incentive bonuses will be earned upon the Company meeting certain performance metrics selected by the Compensation Committee for each year the Plan is in effect. Under the Plan, the performance metrics may be based on one or more of the following: EBITDA, adjusted EBITDA, pre-tax net income, after-tax net income, pre-tax operating profit margin, after-tax operating profit margin, operating revenue growth, return on assets, return on equity, return on investment, stockholder return and/or value, earnings per share, increase in assets under management, sales and changes between years or periods that are determined with respect to any of the above-listed performance criteria. Such performance metrics may be measured on a corporate, subsidiary, enterprise or business unit basis, or a combination thereof. Further, performance metrics may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance metrics.

        On or before the 90th day of each year, the Compensation Committee will determine the performance metrics for such year and the respective bonus amounts which can potentially be earned. The performance metrics and the related levels of achievement, as established by the Compensation Committee, must be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the performance metrics at each level have been achieved and (2) the total dollar amount of the bonus for each year which has been earned based on such performance.

        Within 75 days following the end of each year, the Compensation Committee will determine and certify in writing to the full Board whether or not each of the performance metrics has been satisfied and, if so, at what level, and the amount, if any, of the bonus payable to the executive officers. The Compensation Committee may decrease, but may not increase, the amount of the potential bonus for the performance metrics as calculated pursuant to the terms originally established by the Compensation Committee. The amount of the total bonus earned, as certified by the Compensation Committee, will be payable to the executive officers on or before March 15 of the year following the year in which the performance was achieved.

        The maximum amount that may be paid to any executive will not exceed $5,000,000 in any given year. This dollar cap is only a maximum threshold and is not indicative of future payments under the Plan.

Term of the Plan

        If approved by the stockholders at the Annual Meeting, the Plan will continue in effect until terminated by the Board's Compensation Committee. The Compensation Committee may amend, suspend or terminate the Plan at any time, except that no amendment shall be made without stockholder approval if stockholder approval is necessary in order for bonuses payable under the Plan to qualify as "performance based compensation" under Section 162(m) of the Code.

Vote Required for Approval

        Approval of the Plan will require the affirmative vote of the holders of a majority of the shares of common stock represented and cast at the meeting. Abstentions on the proposal to approve the Plan will not be taken into account in the voting. If the Plan is not approved by the stockholders, our Board of Directors anticipates that it will likely continue to grant bonuses to the executive officers. However, under Section 162(m) of the Code, to the extent such bonus causes the total base compensation and bonus paid to each of the executive officers for any year to exceed $1,000,000, the amount of such excess will not be deductible by the Company for federal income tax purposes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

        Proposals that qualified stockholders intend to present at the 2011 Annual Meeting must be received by our Secretary for inclusion in our proxy statement and form of proxy relating to that meeting no later than February 15, 2011.

        Management knows of no matter to be brought before the meeting which is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

OTHER INFORMATION

        Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including the financial statements and financial statement schedules, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available on the website maintained by the SEC at www.sec.gov. Printed copies of these materials are available free of charge (except for the costs of duplication and mailing in the case of exhibits to such documents) to stockholders who request them in writing from Secretary, LPL Investment Holdings Inc., One Beacon Street, Massachusetts 02108, telephone (617) 423-3644. Information on our website or connected to it is not incorporated by reference into this proxy statement.

By Order of the Board of Directors,

Stephanie L. Brown Secretary
April 28, 2010

Appendix A

LPL INVESTMENT HOLDINGS INC.
CORPORATE EXECUTIVE BONUS PLAN

Adopted by the Board of Directors on March 15, 2010

Section 1.    Purpose of the Plan

        The LPL Investment Holdings Inc. Corporate Executive Bonus Plan (the "Plan") is established to promote the interests of LPL Investment Holdings Inc. and its subsidiaries (collectively, the "Company") by creating a program of incentive compensation for designated officers and/or key executive employees of the Company and its subsidiaries that is directly related to the performance results of the Company and such employees. This Plan provides annual incentives, contingent upon continued employment and meeting certain corporate goals, to certain key executives who make substantial contributions to the Company.

Section 2.    Administration of the Plan

        The Compensation and Human Resources Committee of the Board of Directors of the Company (the "Committee") shall administer the Plan. The Committee shall be composed solely of two or more "outside directors" within the meaning of Treasury Regulations Section 1.162-27 (or any successor regulation) and shall be appointed pursuant to the Bylaws of the Company and the Compensation and Human Resources Committee Charter. The Committee shall have discretionary authority to interpret the Plan, establish rules and regulations to implement the Plan and make all determinations deemed necessary or advisable for the administration of the Plan in its sole discretion. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

Section 3.    Bonus Awards

        (a)    Eligibility for Awards.    Awards under the Plan may be granted by the Committee to employees who are members of the Executive Management Committee (each, an "Eligible Employee"). Except in the event of retirement, death or disability, an individual in this position shall be eligible to participate in the Plan if he or she is an employee of the Company on the last day of the performance period. An individual who is on a leave of absence shall remain eligible, but his or her award shall be adjusted as provided in Section 3(h).

        (b)    Form of Awards.    Bonus awards under this Plan shall be paid in cash, less applicable withholdings and deductions.

        (c)    Target Award Amounts.    Target award amounts for each performance period shall be determined by the Committee in its sole discretion no later than 90 days after the commencement of such performance period but in no event after 25% of the performance period has elapsed.

        (d)    Bonus Formula.    The formula used to determine bonus awards for each Eligible Employee shall be determined according to criteria that shall be adopted by the Committee within 90 days of the commencement of each performance period, but in no event after 25% of the performance period has elapsed. The criteria may be different for each Eligible Employee and shall be based on one or more objective performance metrics to be selected by the Committee from among the following: EBITDA, adjusted EBITDA, pre-tax net income, after-tax net income, pre-tax operating profit margin, after-tax operating profit margin, operating revenue growth, return on assets, return on equity, return on investment, stockholder return and/or value, earnings per share, increase in assets under management, sales and changes between years or periods that are determined with respect to any of the above-listed performance criteria. Performance metrics may be measured solely on a corporate, subsidiary, enterprise, or business unit basis, or a combination thereof. Further, performance metrics may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance metrics. The formula for any such award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss, and will be based on accounting rules and related Company accounting policies and practices in effect on the date the formula is approved by the Committee. Awards shall be determined by applying the bonus formula to the target award amount of each Eligible Employee. Payouts described in this subsection shall be made on an annual basis, based on the Company's results for the full year.

        (e)    Maximum Awards.    The maximum award that may be paid to any Eligible Employee under this Plan for any fiscal year shall not exceed $5,000,000.

        (f)    Power to Reduce Awards.    Notwithstanding anything to the contrary contained in this Plan, the Committee shall have the power, in its sole discretion, to reduce the amount payable to any Eligible Employee, including the chief executive officer (or determine that no amount shall be payable to such Eligible Employee) with respect to any award prior to the time the amount otherwise would have become payable hereunder. In the event of such a reduction, the amount of such reduction shall not increase the amounts payable to other Eligible Employees under the Plan.

        (g)    Entitlement.    No Eligible Employee shall earn any portion of a bonus award under the Plan until the last day of the relevant performance period and only if the Committee has approved the bonus award and, to the extent required by section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), has certified that the applicable performance criteria have been satisfied.

        (h)    Termination of Employment and Leaves of Absence.    Except in the event of retirement, death or disability, if an employee ceases to be employed by the Company for any reason on or before the date when the bonus is earned, then he or she shall not earn or receive any bonus under the Plan. If an Eligible Employee is on a leave of absence for a portion of the relevant performance period, the bonus to be awarded may be prorated to reflect only the time when he or she was actively employed and not any period when he or she was on leave. In the event of retirement, death or disability before the last day of the relevant performance period, the Committee shall have the sole discretion to award any bonus.

        (i)    Payment of Awards.    Bonus awards shall be paid to each Eligible Employee within seventy-five (75) days after the close of the performance period, regardless of whether the individual had remained in employee status through the date of payment.

Section 4.    General Provisions

        (a)    Plan Amendments.    The Committee may at any time amend, suspend or terminate the Plan, provided that it must do so in a written resolution and such action shall not adversely affect rights and interests of Plan participants to individual bonuses allocated prior to such amendment, suspension or termination. Stockholder approval shall be obtained for any amendment to the extent necessary and desirable to qualify the awards hereunder as performance-based compensation under section 162(m) of the Code and to comply with applicable laws, regulations or rules.

        (b)    Benefits Unfunded.    No amounts awarded or accrued under this Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company. Eligible Employees shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.

        (c)    Termination.    The Committee may, in its discretion, terminate this Plan at any time.

        (d)    Benefits Nontransferable.    No Eligible Employee shall have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employee's creditors or to attachment, execution or other process of law.

        (e)    Exclusive Agreement.    This Plan document is the full and complete agreement between the Eligible Employees and the Company on the terms described herein.

        (f)    Governing Law.    The plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principals thereof.

Fulfillment 72532 72530 FOLD AND DETACH HERE YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date. OR If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET http://www.proxyvoting.com/lpl Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Please mark your votes as indicated in this example X THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2 AND 3. The Board of Directors and Management recommend you to vote “For” the stockholder proposals in items 1 through 3. FOR ALL Nominees: WITHHOLD FOR ALL *EXCEPTIONS FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS 01 Mark S. Casady 02 Richard W. Boyce 03 John J. Brennan 04 James S. Putnam 05 Erik D. Ragatz 06 James S. Riepe 07 Richard P. Schifter 08 Jeffrey E. Steifler 09 Allen R. Thorpe (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions 2. Vote to ratify Deloitte & Touche LLP as our independent public accounting firm for 2010 3. Vote to approve LPL Investment Holdings Inc. and Affiliates Corporate Executive Bonus Plan

Fulfillment 72532 72530 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report on Form 10-K are available at: http://www.proxyvoting.com/lpl PROXY LPL INVESTMENT HOLDINGS INC. Annual Meeting of Stockholders – June 9, 2010 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Peggy L. Ho as proxy and attorney-in-fact and hereby authorizes her to represent and vote, as provided on the other side, all the shares of LPL Investment Holdings Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held June 9, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 FOLD AND DETACH HERE (Continued and to be marked, dated and signed, on the other side)